CONSENT OF PATKE & ASSOCIATES, LTD.

We hereby consent to the reference in this registration statement of (i) our report dated February 24, 2011 on the statements of assets and liabilities of TriView Global Fund, LLC (a Development Stage Enterprise), as of December 31, 2010 and 2009 and the related statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2010 and the cumulative period from October 1, 2004 (inception) through December 31, 2010; and, (ii) our report dated May 10, 2011 on the statements of assets and liabilities of TriView Global Fund, LLC, as of March 31, 2011 and the related statements of operations, changes in net assets and cash flows for the three months ended March 31, 2011 and 2010 and the cumulative period from October 1, 2004 (inception) to March 31, 2011, and (iii) our report dated March 16, 2011 on consolidated balance sheets, of TriView Capital Management, Inc. and Subsidiary (a Development Stage Enterprise) as of December 31, 2010 and 2009, and the related consolidated statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 2010, and the cumulative period from September 30, 2004 through December 31, 2010. We further consent to the use of our name appearing herein and elsewhere in the registration statement and are included in reliance upon our authority as experts in accounting and auditing.

/s/ Patke & Associates, Ltd.
Patke & Associates, Ltd.

June 17, 2011
Lincolnshire, Illinois

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